FIRST AMENDMENT TO THE

SERIES PORTFOLIOS TRUST

OPERATING EXPENSES LIMITATION AGREEMENT

with

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

THIS FIRST AMENDMENT, dated as of the 24th day of June 2021, to the Operating Expenses Limitation Agreement, dated as of July 8, 2020, as amended, (the "Agreement") is entered into by and between Series Portfolios Trust, a Delaware statutory trust (the "Trust"), on behalf of the series listed on Appendix A to the Agreement, which may be amended from time to time ( each a "Fund" and together, the "Funds"), and Kayne Anderson Capital Advisors, L.P. (the "Advisor").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to reduce the Annual Limit (as defined in the Agreement) for the Kayne Anderson Renewable Infrastructure Fund by 0.30%, effective August 1, 2021; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended and Restated Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST		KAYNE ANDERSON CAPITAL ADVISORS L.P.
on behalf of the series listed on Schedule A

By:	/s/ Ryan L. Roell	By:	/s/ Paul Stapleton
Name:	Ryan L. Roell	Name:	Paul Stapleton
Title:	President	Title:	CFO

Amended and Restated Schedule A
to the
SERIES PORTFOLIOS TRUST OPERATING EXPENSE LIMITATION AGREEMENT
with

KAYNE ANDERSON CAPITAL ADVISORS, L.P.

Operating Expense Limit as a Percentage
Series of Series Portfolios Trust	of Average Daily Net Assets
Kayne Anderson Renewable Infrastructure Fund	1.00%